                                                                    EXHIBIT 4(c)


                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

                                   ENDORSEMENT

The following provisions under the CHARGES AND DEDUCTIONS provisions in the Certificate are modified to read as follows:

         SALES CHARGE
         A Sales Charge is deducted from each Gross Purchase Payment. The Sales Charge equals a percentage of each Gross Purchase Payment and varies based upon the Participant's investment, as described below, at the time each Gross Purchase Payment is made. The Sales Charge Schedule is shown on the Certificate Data Page.

         The Participant's investment at the time a Gross Purchase Payment is made to the Certificate is the greater of: (a) Your investment as defined under the Rights of Accumulation provision; or (b) any additional investment commitments secured by a Letter of Intent as defined in the Letter of Intent provision.

         RIGHTS OF ACCUMULATION
         At the time a Gross Purchase Payment is made to this Certificate, the Participant's investment under this Rights of Accumulation provision is the sum of: (1) that Gross Purchase Payment; (2) the Certificate Value of this Certificate; and (3) the Certificate value of eligible, related Certificates which You, Your spouse, and Your children under the age of 21 own. You, or Your financial representative must notify Us of any eligible, related Certificates, as discussed in (3) above, each time You make a Gross Purchase Payment in order to receive any applicable reduction in Sales Charge. The list of eligible, related Certificates is contained in the Prospectus and is also available from Your financial representative or, Our Annuity Service Center. We will not retroactively reduce Sales Charges if other Certificates subsequently become eligible. We reserve the right to modify, suspend, or terminate the Rights of Accumulation provision at any time.

         LETTER OF INTENT
         The Letter of Intent is Your commitment to invest a specified amount over a 13-month period, subject to Company restrictions. Gross Purchase Payments made into Your Certificate, and to eligible related Certificates, within 90 days prior to the start of the 13-month period (but not prior to the issue date of this Certificate) may count towards meeting the investment goal of Your Letter of Intent and qualify for a reduced Sales Charge, if applicable. If prior purchase payments are used to satisfy Your investment goal, the Letter of Intent start date will be backdated, up to a maximum of 90 days prior to the receipt, to the receipt of that earliest prior purchase payment. If You do not satisfy the conditions of Your Letter of Intent by the end of the 13-month period, or if You surrender or annuitize the Certificate prior to satisfying the investment goal, We will deduct from Your Certificate Value the difference between 1) and 2) where:

         (1) is the appropriate Sales Charge based on the actual amount of Gross Purchase Payments made during the 13-month period; and

         (2)     is the Sales Charge that was actually deducted.

         The adjustment will be based entirely on the actual amount of Gross Purchase Payments made to this and eligible related Certificates during the 13-month period, whether or not the original Sales Charge was based on the investment amount using the Letter of Intent or Rights of Accumulation. No adjustment will be made if the Certificateholder dies prior to meeting the investment goal of the Letter of Intent. If You exceed Your investment goal, We will not retroactively reduce Sales Charges. We reserve the right to modify, suspend, or terminate the Letter of Intent provision at any time.

All other terms and conditions of the Certificate remain unchanged. Signed for the Company at Los Angeles, California, to be effective as of the Certificate Date.




/s/  SUSAN L. HARRIS                      /s/  ELI BROAD
--------------------------------          ----------------------------------
     Susan L. Harris                           Eli Broad
     Secretary                                 President

                                       2